EXHIBIT 99.2

Gregory FCA Communications
Moderator: Kathy Crothall
July 26, 2004
5:00 p.m. EST

OPERATOR: Good afternoon, ladies and gentlemen, and welcome to the Animas second-quarter earnings conference call. At this time all participants have been placed on a listen-only mode and the floor will be open for your questions following the presentation. It is now my pleasure to turn the floor over to our host, Ms. Kathy Crothall. Ma’am, the floor is yours.

KATHY CROTHALL: Thank you. Thank you, Anthony. Welcome, everyone, to Animas Corporation’s first quarterly results conference call. I am the company’s President and CEO, and with me today is Rick Baron, the company’s Vice President of Finance and CFO. Today we will review our 2004 second-quarter results that were released this afternoon, provide guidance for the full quarter – for the current year and – current quarter and full year, and open up the forum to questions from the audience.

Before we begin, let me remind you that certain statements on this call are forward-looking statements that are subject to risks and uncertainties associated with the company’s business. These statements may concern among other things guidance as to future revenues and earnings, operations, government regulations, prospects, intellectual property, legislation, and the development and roll-out of products. Additional information that may affect the company’s business and financial prospects as well as factors that would cause our actual performance to vary from our current expectations if available in the company’s filing with the Securities & Exchange Commission.

Also, I would like to remind you that today’s call may not be reproduced in any form without the express written consent of Animas. I’ll start with some background on our company in the market and then move into strategic and financial highlights.

As many of you know, Animas manufacturers and sells insulin infusion pumps for people with diabetes. We introduced our first pump, the R1000, in July 2000 and launched our latest pump, the IR 1200, earlier this year. Since mid 2002, we believe we have held the number two position in the U.S. market next Medtronic MiniMed. We also believe we have consistently year after year increased our market share. Factors we attribute to our increase in market share are the reliability, ease of use, and ruggedness of our products, as well as our excellent service and patient and health care provider education.

Our strategy to grow the market and an increased market penetration is to make pump therapy easier for the patient as well as for health care professionals, both in the initiation of the therapy and its ongoing practice, and to design and manufacturer superior products. We sell our insulin pump to the U.S. with a direct sales force of about 50 sales reps. Paired with each rep in a territory, we have at least one full-time diabetes educator, a significantly higher ratio than our competitors and a major reason, we believe, behind our success. Outside of the U.S. we sell pumps through local distributors.

Our estimates for the size of the insulin pump market and pump supply market in 2003 are $650 million world-wide and $450 million in the U.S. Our estimate of the current market growth rate is 20 percent per year. In 2003, we believe we captured 10 percent of all pumps sold in the U.S. and about 20 percent of all pumps sold to patients previously not on pump therapy. As of December 1, 2003, we believe that about seven percent of the installed base of patients on insulin pumps in the U.S. were Animas pumps.

Market acceptance of our IR 1200 has exceeded our expectation. We have increased our market penetration since introducing this product and believe that the product will lead to further significant penetration increases. The IR 1200 is the smallest full-featured pump on the market. It has a large display, high dosing precision, high waterproof integrity, and notable ease of use. We believe that our IR 1200 is the most competitive product in the marketplace.

We started shipping the IR 1200 on April 15, 2004. To mitigate against patients deferring their decision to purchase an Animas pump in anticipation of the release of the IR 1200 pump, Animas offered all patients within the U.S. who purchased an IR 1000 pump between November 1, 2003, and mid March 2004 the right to upgrade this pump to the IR 1200 free of charge on or before July 31, 2004.

The impact of this program was a deferral of revenue from IR 1000 pumps delivered to patients in the period of November ‘03 through March ‘04 and a recognition of such revenue in Q2 and Q3 upon delivery of the IR 1200 pump. Rich Baron will discuss the financial implications of this program in more detail. Let me review some financial results from the second quarter. Net revenues for Q2 totaled 20.4 million., of which 2.3 million is due to IR 1200 pumps shipped from unfulfilled orders from the first quarter, and 3.7 million from IR 1200 pumps shipped under our upgrade program.

Excluding net revenues associated with unfilled orders or the upgrade program, net revenues for Q2 were 14.4 million compared to 9.2 million from prior year’s Q2, an increase of 57 percent. We achieved a gross margin of 64 percent. Excluding net revenues and cost of goods associated with the upgrade program and with unfulfilled orders, our gross margin was 60 percent. In comparison, our gross margin for prior year’s Q2 was 49 percent. Net income for the quarter was 2.7 million. After subtracting the effects of both the upgrade program and unfulfilled orders, the net loss for Q2 was approximately 1.7 million.

Customer demand, both current and from our upgrade program, exceeded what we could produce in Q2. The production limitation stemmed from an inability of several of our suppliers to provide the requisite number of parts in accordance with our quality requirements. These issues are typical of new products this kind, and I am confident that they will be behind us by the end of Q3. Nonetheless, from April 15th through June 30th, we have shipped an impressive number of pumps, over 3,000 IR 1200 pumps, between newly-purchased pumps and upgrade pumps. Finishing Q2, we still have over 1,000 additional pumps to upgrade. We anticipate completing this upgrade program in Q3.

To conclude with the comments on the IR 1200 watch, we are pleased with the acceptance of the IR 1200 and the pace of production around the pump (ph), to say nothing of the strong financial and market growth we achieved this quarter.

Moving now to our R&D efforts. New product development programs are proceeding on schedule with the IR 1250 pump, the IR 1275 pump, and the ezSet, representing products closest to the market. Although competitive concerns prevent us from discussing the specifics of these new pumps, general themes are, (A), increase ease of use, (B), smaller size and/or better displays, and, (C), connectivity with other devices. We anticipate filing for 510-K (ph) clearance for the IR 1250 prior to the end of the third quarter.

The ezSet, a new pump infusion set, is proceeding on schedule with emphasis on refinement of the product and the development of machinery to produce large number of infusion sets at low cost and of uniform quality. We expect a commercial roll-out in the first half of 2005. The ezSet is just one of several products – projects to reduce the cost of our disposables and to improve our gross margins.

Glucose sensor results have been fixed – have been mixed. On one hand we finally achieved the exceedingly tight, long-term stability requirements that have eluded us historically. On the other hand, we were disappointed in some results from some recent animal studies. In some cases, implementation of the sensor has caused vascular complications. We are still investigating these findings and how to best improve the sensor implant. We’ll keep you abreast of these developments.

Now switching to regulatory. As was discussed in our S1 from our recent IPO, we received some Form 483 observations from the FDA from their inspection of our facility in late February and have responded accordingly. We are on schedule for completion of all corrective actions. The FDA has not returned, but it is fair to assume that they will revisit us some time in the future.

A couple of other updates. We recently purchased an enterprise-wide quality system software package developed and sold by Pilgrim Software to help keep our quality systems in pace with our anticipated growth of the business. We anticipate that it will take us until the end of the year until we have fully implemented the software. Additionally, we have completed our move from Frazer, Pennsylvania, to our new facility in West Chester,

Pennsylvania, in the first week of May. The move went smoothly and we now have enough space to meet anticipated needs over the next four to five years.

With respect to general trends in the industry, the clinical community increasingly recognizes the benefits of insulin pump therapy as can be seen by two recent publications. Alemzadeh, et al., from Children’s Hospital in Wisconsin, published in the July issue of “Pediatrics” the results of a one-year study involving 80 adolescents and children. This study established that the entire of cohort of patients on pumps showed a decreased in HBA1C (ph), a measure of average blood glucose levels, from an average of 8.3 percent at base-line to 7.8 percent.

Whereas (ph) the group of multiple injections of Lantis and Lispro but similarly matched to pump cohort patients prior to the study showed a more modest decrease in A1C from an average of 8.5 percent at base-line to 8.2 percent. Doyle, et al, from Yale, published in the July issue of “Diabetes Care” the results of a 16-week study involving 40 children randomized to pumps or multiple injections with a Lantis/Lispro combination. The group on pump therapy had a significant reduction in A1C of 8.2 percent at base-line to 7.2 percent at 16 weeks while there was no significant change in the Lantis change, which had an A1C of 8.2 percent at base-line versus 8.1 percent at 16 weeks.

The results of these studies are consistent with prevalent anecdotal experience. Pump therapy provides significantly better control of blood glucose than multiple daily injections, even when Lantis is used as a basal insulin and analogue fast – rapid-acting insulin is used as a bowless (ph). In addition to the significant – in addition to the significant changes in A1C, we believe perceptions of quality of life also improve dramatically.

Moving now to the competitive front. From our perspective little has changed. FDA – Deltech received FDA approval for the CozMor, a combined blood glucose meter and pump, in June. To refresh your memory, in November 2003 MiniMed introduced the Paradigm 512, similar to their 511 except blood glucose reading from the BD meter are transmitted by telemetry to the pump. Although the idea of a pump speak – of a meter speaking to a pump is certainly of interest to patients, we are finding that when patients are given their choice between the IR 1200 and the MiniMed 512 or the CozMor, we are winning at rate equal or greater than our market share. Now I’d like to turn this over to Rick Baron so he can discuss our financial results in detail.

RICHARD BARON: Thank you, Kathy. Net revenues for the second quarter of 2004 were 20 million four – 20.4 million compared to 9.2 million in the second quarter of 2003. Excluding net revenues from the unfulfilled orders for the IR 1200 pump from the first quarter of 2004, amounting to approximately 2.3 million, and net revenues recognized from the pump upgrade program, amounting to 3.7 million, net revenues were 57-percent greater than those of the prior year’s quarter. This increased demand reflects product strength, perception of strong features and reliability, the retention of our customer base, and the success of our marketing strategies.

Net revenues for pumps were 15.8 million compared to 5.9 million in the prior year. Excluding net revenues from the unfulfilled orders for the IR 1200 pump from the first quarter of 2004 and net revenues recognized from the pump upgrade program, net revenues were 64 percent greater than that of the prior year’s quarter. Net revenues for ancillary supplies were 4.6 million compared to 3.3 million in the prior year’s quarter – second quarter, representing a 39-percent growth in such revenues. The growth of this revenue was due to the growth of our install base and the retention of our customers.

Gross margin for the second quarter was 64 percent compared to 49 percent in the second quarter of the prior year. Gross margin was favorably impacted by better absorption of overhead, lower labor costs for the IR 1200 over the predecessor product, the IR 1000, reduction in material costs of ancillary supplies, and a recent price increase for the IR 1200. Additionally, better absorption of overhead and as a result in the increase of the net revenue resulting from the shipment of unfulfilled from Q1 and pump upgrade program accounted for approximately $6 million of revenue and was partially offset by the cost of the product, approximately 1.7 million, which improved gross margin by four percentage points. This quarter is the first time in the company’s history that we broke into the 60-plus-percent gross margin range.

Research and development expenses for this quarter were approximately 1.3 million as compared to 1.2 million for the prior year’s quarter. These costs were flat from the first quarter of this year despite meaningful progress in a number of product development initiatives. Selling, general, administrative expenses, or SGA expenses, increased to 8.9 million for the second quarter from 7.9 million for the corresponding period last year. The corresponding increase was approximately 12 percent. This relatively modest increase of SG&A, while adjusted net revenues grew 57 percent, demonstrates the strong operating leverage associated with the company’s business model.

SG&A costs grew by a half million from the prior quarter. The SG&A increases were due – primarily due to, (A), increases in head-count in sales of marketing and administrative areas that are associated with the greater sales volumes, (B), costs associated with the move to our new facility, and, (C), additional administrative costs associated with being a public company. Net income for the quarter was 2.6 million, a meaningful increase when compared to the $4.9-million loss in the second period of ‘03. Excluding the net effect of shipments of unfulfilled orders and the pump upgrade program, the cost of these products on net income, we would have realized a net loss of approximately $1.7 million.

For Q3 2004, we are expecting net revenues of approximately $20 to $21 million of which about five million is revenue from the upgrade program. Excluding net revenues from the upgrade program, net revenues are forecasted to grow approximately 30 percent from the second – from the third quarter of ‘03 net revenues. We believe that the revenues during the third quarter of ‘03 may have been positively impacted by approximately $600,000 due to a competitor’s pumps that had been embargoed in the U.S. market by the FDA and the decision of certain patients to change to the Animas pump as a result of this embargo.

But (ph) in general, excluding the effects of our pump upgrade program and other effects already described, we believe the revenue growth rates in the range of approximately 30 to 40 percent are realistic over the next several quarters. Net income of $2 to $3 million is anticipated for Q3. For the year we are expecting net revenues of approximately 60 to 62 million, of which approximately five million is attributable to the upgrade program. We anticipate a net operating loss between $1 and $2 million for the year 2004. I will now turn the program back to Kathy.

KATHY CROTHALL: Thank you, Rick. As you can see, the launch of the IR 1200 has indeed been very successful both in terms of market acceptance as well as our ability to introduce a brand-new product platform. In addition, we have shown we can manage significant growth and keep product development activities on schedule while improving gross margins and keeping SG&A costs tightly controlled.

Our biggest challenge I believe as an organization over the next six months will be producing enough products and still maintaining high quality to satisfy strong patient demand. I am confident, however, that the organization can rise to the occasion. This concludes our formal remarks. I would like to extent our greatest appreciation to Animas employees for their very hard work, particularly over the last few months, and to our shareholders for your support and encouragement. We will now open the call for your questions.

OPERATOR: Thank you. The floor is now open for questions. If you do have a question, you may press star one on your telephone keypad. If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key. Once again, if you do have a question, please press star one on your telephone keypad. Our first question is coming from Thom Gunderson, of Piper Jaffray.

THOM GUNDERSON, PIPER JAFFRAY: Hi. Good afternoon. Rick, just a quick clarification on the summary there at the end. The year guidance is 60 to 62 million, and how much of that will be from deferred revenue?

RICHARD BARON: Approximately five million. I guess (ph) realistically it’s 5.2-5.3 million.

THOM GUNDERSON: OK. And I must have misheard that. I thought that the guidance for Q3 was also five million. Is that a ...

RICHARD BARON: They’re – the numbers are coincidental. Remember that the revenue that would be recognized for the entire year is the amount that was deferred from the prior year, and the amount that’s remaining on the revenue over the deferral program is approximately five million.

THOM GUNDERSON: Got it. Thanks. Kathy, the IR 1250, you said you expected 510K approval could happen by the end of this quarter. Is that a replacement product? And just remind us as – you wouldn’t be doing an upgrade program for that one, is that correct?

KATHY CROTHALL: No, we would not be doing a – it is a software upgrade, something which obviously is easy to do. But let me correct you on something, and that is we will be filing for our 510-K by the end of Q3.

THOM GUNDERSON: Got it.

KATHY CROTHALL: Not necessarily receiving it.

THOM GUNDERSON: Got it. And then the four – the whole FDA update with manufacturing inspection, the 483 and your responses, and the sort of continuation of that whole process, that has – at this point has no effect on the ongoing business, is that correct?

KATHY CROTHALL: That’s correct.

THOM GUNDERSON: And then last questions and I’ll get back in queue. On the replacement, the upgrade to the 1200, when you sent the letter out last year and earlier this year to potential customers, that had a deadline. Has that deadline been extended?

KATHY CROTHALL: In certain cases to meet both our convenience and the patient convenience, such as vacation schedules and the like.

THOM GUNDERSON: Thank you.

OPERATOR: Thank you. Our next question is coming from Mike Weinstein, of JP Morgan.

MIKE WEINSTEIN, JP MORGAN: Thank you. And congratulations on your – on your first quarter. Just a couple follow-ups from Tom’s questions. I just want to make sure I heard you correctly relative to what you were anticipating for gross margins over the balance of the year first.

RICHARD BARON: We haven’t given guidance, Mike. The margin that we achieved in this past quarter was a 64 percent (ph). We broke through to – very, very close to the 60-percent margin. And that’s where we were for the quarter.

MIKE WEINSTEIN: And the expectation – I’m just trying to make sure we’re understanding the margin separate from the – from the upgrade program itself. The expectation, though – just on the trend on margins – do we just play that out over the balance of the year into next year?

RICHARD BARON: We feel comfortable with that.

MIKE WEINSTEIN: OK. And then I wanted to just circle back on the filing for the 1250. When you do a filing for a new pump, is it always going to be a 510-K with paperwork, or do you have to on some of these different filings collect some data first?

KATHY CROTHALL: We always have to collect data, but it’s not necessarily clinical data.

MIKE WEINSTEIN: Well, I was saying clinical data, yes.

KATHY CROTHALL: OK. With none of these are we required to collect clinical data, but the company almost always does collect clinical data prior to relates.

MIKE WEINSTEIN: OK. In the marketplace right now, what are you hearing in terms of Disetronic’s re-entry and what are your assumptions relative to how they’ll do once they come back in the market?

KATHY CROTHALL: Well, we’re hearing still early ‘05. Roche has to, of course, start from scratch in many ways in that very few of the Disetronic personnel are still there.

MIKE WEINSTEIN: In terms of the sales personnel or ...

KATHY CROTHALL: Yes. Sales and support personnel.

MIKE WEINSTEIN: OK. That most – they haven’t – they haven’t found a way to pay all those people to stick around for a year or so?

KATHY CROTHALL: My understanding is they let most of them go.

MIKE WEINSTEIN: Interesting. OK. Did you hire any of them or did Medtronic hire any?

KATHY CROTHALL: We certainly hired a few and I believe Medtronic hired a few and Deltech (ph) hired a few.

MIKE WEINSTEIN: Got you. OK. If I could switch quickly just to the sensor. You indicated some – there had been some vascular complications there.

KATHY CROTHALL: Yes.

MIKE WEINSTEIN: What’s the next step on that program? What do you do from here?

KATHY CROTHALL: Probably repeat the studies but to avoid the kinds of problems we had before. We think it had to do with the weight of the sensor and the way it was implanted.

MIKE WEINSTEIN: And if those are – if those are unsuccessful, do you look at some point at bringing some technology from outside the company within? Do you look at licensing something or acquiring some other technology?

KATHY CROTHALL: We’ll cross that bridge when we get there, Mike.

MIKE WEINSTEIN: OK. At this point too early to think about that.

KATHY CROTHALL: Yes.

MIKE WEINSTEIN: OK. Last thing and then I’ll jump back in queue as well. Kathy, just a general question here. You had a really good quarter. Obviously the launch is going well and you have a lot of momentum. As we look out over the next couple of quarters, you mentioned in terms of what concern – you know, what the risks are in your view, is more of just continuing to manufacture a high-quality product. Anything else you want to add to that in terms of – you know, anything that you might be a bump in the road? It doesn’t sound like Disetronic is really that much of a risk.

KATHY CROTHALL: No, Mike. I think, as you’ve probably heard both Rick and me articulate in the past, I see our entire – any risk we have is one really of execution. This is a tough business, as I’ve explained a number of times, in the development and manufacture of the product as well as the service and as well as the managed care and taking care of all the paperwork with respect to that. So, yes, there’s always the challenge of a growing business.

MIKE WEINSTEIN: OK. Thank you.

OPERATOR: Thank you. Our next question is coming from Lynn Piper, of Thomas Weisel Partners.

LYNN PIPER, THOMAS WEISEL PARTNERS: Hi, Kathy. Just a couple of quick questions. I guess, first, can you talk a little bit about what your ASPs are or were on the IR 1200 upon first launching it, you know, how they’re trending now and what you expect going into the back half of this year. You know, if not the exact ASP just anecdotally what you’re seeing to prices.

RICHARD BARON: One of the things we did when we launched the IR 1200 was, was we raised the list price. If you remember, the list price associated with the IR 1000 was approximately 50-50. We raised the list price for the IR 1200, I believe, about $500. For many of the managed care contracts, those contracts are at a fixed rate, so that price increase doesn’t – won’t affect those, although we’ll negotiate to increase the price. But for any contract which is an allowable (ph) off the list, you get a natural price increase. So we’ve had some effect of that. It’s still too early to tell, you know, how long that will last or how much it will ultimately be, but we did realize some benefit in the first – in this quarter.

LYNN PIPER: OK. Perfect. And then just going back to the deferred revenue just to make sure I understand correctly. The way I’m looking at this there’s about $1.5 million of outstanding replacements from the fourth quarter of ‘03 still yet to book, another 4.5 million of revenue that was deferred from the first quarter. Will that entire $6 million be recognized in this current September quarter of this year or will some of that fall into the fourth quarter?

RICHARD BARON: The six million seems a bit high, but all of the revenue associated with the program will be recognized in the third quarter.

LYNN PIPER: OK. Fair enough. And then just one last question. As you are working through your backlog and also looking ahead at meeting new orders, are you now able to meet demand on manufacturing or do you need to make other changes or additions there? And then, secondly, do you plan on making additions to your sales organization at this point or do you think you’re all set on that front as well?

KATHY CROTHALL: Our challenges with respect to meeting – producing enough product have not so much to do with internal limitations but rather various of our vendors. But it appears as if the ones which were problematic are rapidly getting up to speed. With respect to our sales force, we have no plans to increase the size of our size of our sales force between now and the end of the year. We certainly can expect – you certainly can expect some increase going into ‘05, but we have not decided what that will be yet.

LYNN PIPER: Perfect. OK, thanks a lot, both of you.

OPERATOR: Thank you. As a reminder, if you do have a question, you may press star one on your telephone keypad at this time. Thank you. We do have a question coming in from Chris Coyne, an individual investor.

CHRIS COYNE: Kathy or Rick, I just wanted to ask when you anticipated the company actually breaking even or getting into profits.

RICHARD BARON: We anticipate the fourth quarter will be break-even. And with some seasonality adjusted for into next year, we should see profits at some point for the year.

KATHY CROTHALL: For the year.

OPERATOR: Thank you. Our next question is a follow-up from Mike Weinstein, of JP Morgan.

MIKE WEINSTEIN: Thank you. I just wanted to circle back in with one just relative to your disposable sales. Could you just comment relative to what you see with Medtronic’s recall, how that, you know – with their installed base – and they obviously – have had a big recall here – how that influences disposable sales when – and they obviously already have all those patients on pumps. What does that mean to that market and how should we view that separately from the (INAUDIBLE) install base? And then – and then, additional, any comments on disposable pricing? thanks.

KATHY CROTHALL: The impact on our market is not huge, because now a very large proportion of the pumps in the market are Paradigm pumps and the sets we carry real aren’t compatible with that for the most part. With respect to average selling prices of disposables, that’s – that appears to be holding steady.

MIKE WEINSTEIN: And as I remember, when we covered MiniMed and we saw MiniMed’s business model evolve and over time the disposables ended up catching up with the – with the pumps, but right now your pump growth is obviously so strong that you’re building up this installed base at which eventually the disposables catch up. As you think out over the next couple of years – obviously this is very difficult to predict – but do we continue to see it where pump growth outpaces the disposable growth until we see some moderation? Is that how it should play out for you guys as well?

KATHY CROTHALL: I think as long as we’re growing at these rapid rates you’ll see disposable sales be a smaller fraction of our revenues than pump sales. As our growth slows down, then you’ll see it become more equal.

MIKE WEINSTEIN: Be reversed. OK. Very good. Thank you, guys. Again, congratulations on the quarter.

KATHY CROTHALL: Thanks.

RICHARD BARON: Thanks, Mike.

OPERATOR: Thank you. Our next question is coming from Mark Attalienti of Alliance Capital.

MARK ATTALIENTI, ALLIANCE CAPITAL: Hi. Good afternoon. I missed this – I’m sorry, I think you mentioned it – if a patient is seeking a new pump, you – did you say you – a certain percent of the time they choose an Animas pump? Did you give that number?

KATHY CROTHALL: Yes. Well, last year if – if you’re talking about patients who are already on a pump, I – the only number I can give you is about 20 percent of our sales last year were to patients who were on a competitor’s products.

MARK ATTALIENTI: And then do you have a sense for if a person’s currently not under treatment what percent of that business are you getting?

KATHY CROTHALL: Well, that I think we’re getting a much higher percentage than our market share. I believe that our competitors not surprisingly are – a much greater percentage of their business is to their installed base. So about 20 percent we believe – we believe we captured about 20 percent of all new patients on pumps last year. That’s obviously pretty rough numbers.

MARK ATTALIENTI: And what’s the perception by the company in terms of your name recognition amongst prescribers?

KATHY CROTHALL: I would say excellent by this time. I think we’ve succeeded over the past four years in developing a reputation for extraordinary service and commitment to patient education as well as high reliability of our product. And certainly our name recognition is getting stronger all the time. We’re also seeing from patients increased recognition by patients by word of mouth.

MARK ATTALIENTI: OK. Thank you very much.

KATHY CROTHALL: Thank you.

RICHARD BARON: Thank you.

OPERATOR: Thank you. At this time there appear to be no further questions. I’d like to turn the floor back over to Ms. Crothall for any further remarks.

KATHY CROTHALL: I just thank all of you all for listening to us today. And certainly feel free to call us if you have any questions.

RICHARD BARON: Thank you.

KATHY CROTHALL: Thank you.

OPERATOR: Thank you, and thank you, callers. This does conclude today’s conference. You may disconnect your lines at this time, and have a wonderful day.

END